Exhibit 99.1

PRESS RELEASE
 For Immediate Release

ORPHAN MEDICAL REPORTS 2005 FIRST-QUARTER RESULTS

-Product Revenues Reach Record Level-

MINNEAPOLIS – April 26, 2005 – Orphan Medical, Inc. (Nasdaq: ORPH) today announced results for the first quarter ended March 31, 2005.  Total revenue in the first quarter was $8.1 million, including $1.5 million of licensing and royalty revenue, a 51 percent increase over total revenue of $5.4 million in the first quarter of 2004.

All products, Xyrem® (sodium oxybate) oral solution, Antizol® (fomepizole) Injection and Cystadane® (betaine anhydrous for oral solution) contributed to the considerable increase in product revenue for the quarter. Xyrem revenue for the quarter was $3.9 million, an increase of $2.2 million, or 127 percent, compared to the first quarter of the prior year.  Quarterly Antizol and Cystadane revenue was $2.8 million, a slight increase from $2.7 million for the same period in the prior year.  Total revenue for the first quarter of 2005 included a $1 million milestone payment made by UCB Pharma in accordance with its licensing agreement with the Company and $0.4 million of licensing revenue that resulted from the amortization of the upfront payment from UCB Pharma.

Total operating expenses for the first quarter were $9.5 million, compared to $9.5 million in the first quarter of 2004.  Product development expenses for the first quarter were $2.6 million, compared to $4.2 million in the prior year, primarily due to the completion of two Xyrem Phase III (b) trials during fiscal 2004.  Sales and marketing expenses increased to $4.3 million from $3.4 million in the first quarter of 2004 due to increased spending on Xyrem marketing programs.  General and administrative expenses increased to $1.6 million, compared to $1.2 million for the same period in 2004, as a result of merger transaction expenses and higher audit fees.

The net loss applicable to common shareholders was $1.5 million, or $0.13 per diluted share, in the first quarter of 2005, compared to the net loss applicable to common shareholders of $4.3 million, or $0.40 per diluted share, in the first quarter of 2004.

As of March 31, 2005, the Company had approximately $9.5 million in cash and cash equivalents.  The Company used approximately $3.2 million of cash during the quarter, compared to $2.1 million of cash during the fourth quarter of 2004.

The Company announced on April 19, 2005, that it has entered into an agreement and plan of merger pursuant to which Jazz Pharmaceuticals, through a wholly owned subsidiary, will acquire Orphan Medical.  Under the agreement, which was unanimously approved by the Company’s Board of Directors, Orphan Medical common stockholders will receive $10.75 per share in cash upon the close of the transaction.  Following the merger, which will be consummated following the satisfaction or waiver of certain customary closing conditions, Orphan Medical will become a wholly owned subsidiary of Jazz Pharmaceuticals, a privately held company.

Xyrem Commercial Update

In the first quarter of 2005, the Company filled 9,800 prescriptions for Xyrem, representing a 10 percent increase over the 8,928 filled prescriptions in the fourth quarter of 2004 and an increase of 93 percent from the first quarter of the prior year.  Through the end of the first quarter of 2005, over 2,350 physicians had written Xyrem prescriptions.

Xyrem Development Programs

The Company submitted a sNDA for Xyrem to the FDA on January 18, 2005. The sNDA is expected to expand the Xyrem label to encompass the other primary symptoms of narcolepsy, specifically the reduction of excessive daytime sleepiness (EDS) and the improvement in fragmented nighttime sleep, in addition to the established efficacy of Xyrem in treating cataplexy.  The Company still expects that data from the proof-of-principle trial assessing Xyrem in the treatment of symptoms of fibromyalgia syndrome will be available in the third quarter of 2005.

About Narcolepsy

Narcolepsy is a chronic, debilitating neurological disease.  Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger or surprise. As such, patients often selectively isolate themselves from interaction with others resulting in a worsening effect on a patient’s quality of life. Narcolepsy afflicts approximately 100,000 to 140,000 Americans with about 50,000 to 75,000 patients receiving some form of treatment for their symptoms. An estimated 60 to 90 percent of those with narcolepsy suffer from cataplexy.  All patients with narcolepsy suffer from EDS.

About Fibromyalgia

Fibromyalgia is a chronic condition that is estimated to affect over four million individuals in the United States and represents a market opportunity in excess of $1 billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

Conference Call

The Orphan Medical 2005 First-Quarter Conference Call will be broadcast live over the Internet on April 26 at 10:00 a.m. Eastern Time.  The call will be hosted by John H. Bullion, Chief Executive Officer and Chairman of Orphan Medical.  To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon.  A replay of the Webcast will be available at the same address for two weeks.

-Tables Follow-

CONDENSED STATEMENT OF OPERATIONS

	(Unaudited)
	For the Three Months Ended March 31,
(000’s except for per share data)	2005	2004
Product revenues, net	$6,692	$4,403
Licensing and royalty revenue	1,453	1,000
Total revenue	8,145	5,403

Operating expenses:
Cost of product revenues	985	631
Product development	2,564	4,222
Sales and marketing	4,297	3,398
General and administrative	1,627	1,207
Total operating expenses	9,473	9,458
Loss from operations	(1,328)	(4,055)

Interest income	60	51
Interest expense	(7)	(21)

Net (loss) before taxes	(1,275)	(4,025)
Income tax expense	—	—
Net (loss)	(1,275)	(4,025)
Less: Preferred stock dividend	242	239

Net (loss) applicable to common shareholders	$(1,517)	$(4,264)

(Loss) per common share applicable to common shareholders
Basic	$(0.13)	$(0.40)
Diluted	$(0.13)	$(0.40)

Weighted average number of shares outstanding
Basic	11,458	10,775
Diluted	11,458	10,775

SELECTED BALANCE SHEET DATA

	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$9,542	$12,709
Other assets	8,044	5,923
Total assets	$17,586	$18,632

Liabilities and shareholders’ equity
Current liabilities	$7,918	$7,799
Non-current liabilities	38	43
Shareholders’ equity	9,630	10,790
Total liabilities and shareholders’ equity	$17,586	$18,632

About Orphan Medical

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon central nervous system diseases treated by specialist physicians. The lead product for the company is Xyrem, which is the first and only approved treatment for cataplexy associated with narcolepsy. Xyrem is being assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. The Company is also conducting a trial to evaluate Xyrem as a treatment for symptoms of fibromyalgia syndrome.  Orphan Medical’s Internet Web site address is www.orphan.com

Notice to Investors

The pending merger with Jazz Pharmaceuticals has not been consummated.  Orphan Medical will file a proxy statement with the Securities and Exchange Commission (SEC), and distribute the proxy statement to investors when approved by the SEC.  The proxy statement will contain important information that should be read carefully before any decision is made with respect to the merger.  Those materials will be made available to Orphan Medical’s security holders prior to the stockholders’ meeting that will be called to vote on the merger.  In addition, all of those materials (and all other offer documents filed with the SEC) will be available on the SEC’s web site (www.sec.gov) and on Orphan Medical’s website (www.orphan.com).

The information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, you can identify forward-looking statements by terminology such as “expects,” “anticipates,” “intends,” “may,” “should,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would” or the negative of such terms or other comparable terminology.  Such forward-looking statements are based upon current expectations and beliefs and involve numerous risks and uncertainties, both known and unknown, that could cause actual events or results to differ materially from these forward-looking statements. The following factors, among others, could cause actual results to differ materially from these assumptions and expectations:  the ability to obtain Orphan Medical stockholders’ approval of the transaction; the ability of Jazz Pharmaceuticals to obtain senior debt financing; the ability to satisfy other closing conditions; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and the risk of new and changing regulation in the U.S. and internationally.  Additional factors that could cause Orphan Medical’s results to differ materially from those described in the forward-looking statements can be found in Orphan Medical’s most recent Form 10-Q or Form 10-K filed with the SEC.  (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com).  All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

CONTACT:

Orphan Medical, Inc.
Tim McGrath, 952-513-6900
or
Padilla Speer Beardsley
Matt Sullivan, 612-455-1711

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